UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): August 31, 2018

MIMEDX GROUP, INC.

(Exact name of registrant as specified in charter)

Florida	001-35887	26-2792552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 West Oak Commons Ct, NE Marietta, GA	30062
(Address of principal executive offices)	(Zip Code)

(770) 651-9100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement.

Previously, MiMedx Group, Inc. (the “Company”) and certain of its subsidiaries entered into that certain Credit Agreement, dated as of October 12, 2015, by and among the Company, certain subsidiaries of the Company party thereto, as guarantors, certain lenders party thereto, and Bank of America, N.A., as administrative agent, which was first amended on January 10, 2016 and later amended on September 28, 2017 (the “Credit Agreement”).

The Credit Agreement requires the Company, among other things, to timely file certain periodic reports with the United States Securities and Exchange Commission. As previously disclosed, the Company’s Audit Committee is conducting an independent internal investigation into current and prior-period matters concerning sales and distribution practices and other matters. The Company has also stated that it cannot file any restatements of its previously filed financial statements and related reports with the Securities and Exchange Commission (“SEC”) until the Audit Committee’s investigation is completed and audited financial statements have been prepared.

As a result, the Company on August 31, 2018 terminated the lending parties’ commitments to make loans and issue letters of credit under the Credit Agreement. Accordingly, the Company will no longer have the ability to borrow under it. There were no outstanding borrowings or letters of credit issued under the Credit Agreement at the time of termination, and the Company never drew down any amounts under the credit facility during the entire term of the agreement. No termination penalties were paid as a result of the termination. We expect the Credit Agreement to be formally terminated, and the liens on the Company’s assets to be released, in due course.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMEDX GROUP, INC.

Dated: August 31, 2018	By:	/s/ Edward Borkowski
Edward Borkowski EVP & Interim Chief Financial Officer